Exhibit j(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 25, 2015, relating to the financial statements and financial highlights of MainStay Marketfield Fund, which appears in the December 31, 2014 Annual Report of MainStay Marketfield Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Financial Highlights” in such Registration Statement and the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” as well as on the initial page of the Statement of Additional Information constituting part of such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
April 28, 2015